Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
John Wallace, President and COO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES
THE SIGNING OF A NON-BINDING LETTER OF INTENT TO SELL
A 37.5% INTEREST IN ITS VEGA AREA ASSETS
     DENVER, Colorado (March 18, 2010) — Delta Petroleum Corporation (Delta) (NASDAQ Global Market: DPTR), an independent oil and gas exploration and development company, announced it has entered into a non-binding letter of intent with Opon International LLC (Opon) to sell a 37.5% non-operated working interest in the Company’s Vega Area assets located in the Piceance Basin for total consideration of $400 million. It is expected that $225 million of the total consideration will be used by Delta for the development of the Vega Area over the next three years. Delta intends to use the remainder of the total consideration for its balance sheet obligations and general working capital purposes.
     Delta has also agreed to issue to Opon at closing, warrants to purchase 13.3 million shares of Delta common stock at $1.50 per share and 5.7 million shares at $3.50 per share. Delta will provide further details of the transaction upon the execution by Delta and Opon of definitive agreements. The letter of intent is subject to customary due diligence, negotiation and execution of definitive binding agreements. This offer is contingent upon the buyer’s ability to arrange financing. Delta has granted Opon a 60-day exclusive period to finalize the transaction, which is expected to close on or before June 1, 2010. Delta will retain operations of the Vega Area subject to a joint venture agreement with Opon.
     Delta’s financial advisors on this transaction are Morgan Stanley and Evercore Partners. Delta’s legal advisor is Davis Graham & Stubbs LLP. Opon’s financial advisor is Deutsche Bank Securities Inc. and legal advisor is Hogan & Hartson LLP.
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 Such forward-looking statements include, without limitation, anticipated transaction structure and terms of the transaction, use of proceeds, adequacy of capital provided by transaction and status of the Company’s strategic alternatives process. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the negotiation of definitive agreements, the due diligence process, the prospective buyer’s ability to arrange financing on terms acceptable to it, the ability to obtain necessary third party complaints, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2009 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com

SOURCE:	Delta Petroleum Corporation

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